Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated June 13, 2025 in the Registration Statement on Form S-4, under the Securities Act of 1933 with respect to the consolidated balance sheets of Fitters Sdn. Bhd. and its subsidiaries (collectively the “Company”) as of March 31, 2025 and 2024 and the related consolidated statements of operations and comprehensive income, consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the years ended March 31, 2025 and 2024, and the related notes included herein.

We also consent to the references to us under the headings “Experts” in such Registration Statements.

/s/ JP CENTURION & PARTNERS PLT
Kuala Lumpur, Malaysia
July 23, 2025